CURO Group Holdings Corp. Announces
Second Quarter 2020 Financial Results

Wichita, Kansas--August 3, 2020-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its second quarter ended June 30, 2020.

“The second quarter of 2020 was one of the most challenging in our history and I couldn't be prouder of our 3,900 team members, who managed our business and served our customers with urgency, effectiveness and compassion. In the quarter, lower customer loan demand and our decision to tighten credit resulted in a 20.9% sequential decline in loan balances and a 27.5% decline year-over-year,” said Don Gayhardt, President and Chief Executive Officer. “This drove year-over-year revenue and net revenue declines of $81.8 million and $20.5 million, respectively. However, our cost reduction measures limited the decrease in Adjusted EBITDA to just $2.6 million compared to last year’s second quarter while Adjusted EPS increased by $0.01 compared to the prior-year period. Our Canadian business continues to perform well. Loan balances declined just 4.4% year-over-year and NCO rates improved 28.4%, leading to Canada Adjusted EBITDA expansion of $4.4 million, or 37.6%.

“Second quarter trends suggested that our customers are managing their finances prudently as demonstrated by high repayment rates on higher cost products, lower open-end line utilization and modest loan demand. Our historically low delinquency levels reflected our customers’ strong financial positions entering the pandemic, reduced personal spending during the stay-at-home orders and the impact of stimulus payments and other governmental initiatives to support the economy. Lower loan originations and strong credit metrics strengthened our liquidity position - our cash balance increased to $269.3 million and our unused revolving credit capacity extended our total liquidity to $363.4 million at quarter end.

“Uncertainty surrounding the North American economy’s reopening and overall direction may continue to weigh on our loan growth in the near term. However, with a solid balance sheet and substantial liquidity, we are well positioned to participate in a recovery and grow market share. We are hopeful that the growth we experienced in customer application volumes through July accelerate across the balance of 2020.

“We are focused on several growth initiatives outside of our core lending business that are benefiting from the current environment. We intend to capitalize on the increased comfort level that our Canadian customers have with online financial services by driving more business to our online channel, which we believe offers the best user experience in the market. Our Revolve demand deposit account and Opt+ general purpose reloadable card products offered through our bank sponsors are experiencing greater traction with online customers, which extends the reach of these products far beyond the four walls of our stores. We are encouraged by the continued growth of Katapult, where we have a 42.5% ownership interest. Katapult’s eCommerce origination volume more than tripled year-to-date compared to the same period a year ago, driving positive earnings for the first time.”

Consolidated Summary Results - Unaudited

	Three Months Ended June 30,(2)			For the Six Months Ended June 30,(2)
(in thousands, except per share data)	2020	2019	Variance	2020	2019	Variance
Revenue	$182,509	$264,300	(30.9)%	$463,315	$542,239	(14.6)%
Gross margin	76,499	81,181	(5.8)%	176,198	186,678	(5.6)%
Company Owned gross loans receivable	456,512	609,593	(25.1)%	456,512	609,593	(25.1)%
Unrestricted Cash	269,342	82,859	225.1%	269,342	82,859	225.1%
Net income	21,080	17,667	19.3%	57,093	46,340	23.2%
Adjusted Net Income (1)	22,170	24,437	(9.3)%	54,446	62,387	(12.7)%
Diluted Earnings per Share	$0.51	$0.38	34.2%	$1.37	$0.98	39.8%
Adjusted Diluted Earnings per Share (1)	$0.53	$0.52	1.9%	$1.31	$1.32	(0.8)%
EBITDA (1)	44,876	46,794	(4.1)%	104,687	108,123	(3.2)%
Adjusted EBITDA (1)	51,129	53,689	(4.8)%	116,916	126,543	(7.6)%
Weighted Average Shares — diluted	41,545	47,107		41,686	47,335
(1) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the applicable reconciliations contained under "Results of Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details.

Second quarter 2020 developments include:
•Company Owned gross loans receivable and Gross combined loans receivable decline of 25.1% and 27.5%, respectively, versus the prior-year period.
•Sequential decline (described within this release as the change from the first quarter of 2020 to the second quarter of 2020) in Company Owned gross loans receivable and Gross combined loans receivable of $107.9 million and $129.8 million, respectively.
•Continued expected reduction in loan balances from regulatory changes effective January 1, 2020 affecting Unsecured and Secured Installment loans in California. Excluding affected loan portfolios in California, Company Owned gross loans receivable declined 15.7% year-over-year.
•Revenue decrease of $81.8 million, or 30.9%, over the prior-year period due to the decrease in loan balances.
•Revenue from Open-End loans in Canada grew $3.2 million, or 14.0%, year-over-year, but declined for all other products.
•Net Revenue decline of $20.5 million, or 13.4%, and gross margin decline of $4.7 million, or 5.8%, year-over-year as revenue declines were offset by lower provision expense and cost management.
•Past due Company Owned gross loans receivable and Gross combined loans receivable as a percentage of total receivables at trailing five-quarter low points for all products.
•For the six months ended June 30, 2020, Cognical Holdings, Inc. ("Katapult") originated approximately $100.0 million in leases compared to just $30.0 million in the first half of 2019. Even with this outsized growth, credit trends have continued to improve so Katapult turned profitable to us this quarter.
•Diluted Earnings per Share from continuing operations increased to $0.51 from $0.38 as compared to the prior-year quarter. Adjusted Diluted Earnings per Share rose to $0.53 compared to $0.52 for the second quarter of 2019.
•Declaration of quarterly cash dividend of $0.055 per share ($0.22 per share annualized), paid on May 27, 2020 to stockholders of record as of the close of business on May 13, 2020. Today, our Board of Directors declared a $0.055 per share dividend payable on August 24, 2020 to stockholders of record as of August 13, 2020.
•On April 8, 2020, we announced the closing of a new Asset-Backed Revolving Credit Facility to provide financing for U.S. Unsecured Installment and Open-End receivables, including those generated under our technology, marketing and servicing relationship with Stride Bank ("Non-Recourse U.S. SPV Facility"). On July 31, 2020, we closed on additional commitments bringing the total borrowing capacity on the Non-Recourse U.S. SPV Facility up to $200.0 million, dependent upon the borrowing base of eligible collateral.
•Established the Customer Care Program, which enables our team members to provide relief to customers affected by COVID-19 in various ways, ranging from due date extensions, interest or fee forgiveness, payment waivers or extended payment plans, depending on a customer’s individual circumstances. As of June 30, 2020, we have granted concessions on more than 50,000 loans, or 11% of our active loans, and waived over $3.7 million in payments and fees. We also temporarily suspended all returned item fees.

Year-to-date 2020 developments include:
•Revenue decrease of $78.9 million, or 14.6%, over the prior-year period due to the aforementioned decrease in loan balances. Revenue from Open-End loans grew $19.9 million, or 18.4%, year-over-year including increases in both the U.S. and Canada, but declined for all other products by $98.8 million, or 22.7%. California Installment revenues were $42.8 million for the six months ended June 30, 2020.

•Net Revenue decline of $28.8 million, or 8.8%, and gross margin decline of $10.5 million, or 5.6%, year-over-year as the revenue decline was offset by lower provision expense and controlled costs.
•Diluted Earnings per Share from continuing operations increased to $1.37 from $0.98 as compared to the prior-year period. Adjusted Diluted Earnings per Share of $1.31 compared to $1.32 for the prior-year period.
•Completion of our acquisition of Ad Astra Recovery Services, Inc. ("Ad Astra"), which had been our exclusive provider of third-party collection services for the U.S. business, on January 3, 2020.
•Instituted a cash dividend policy in the first quarter of 2020.

Throughout this release, we exclude financial results of our former U.K. operations for all periods presented, as they were discontinued for accounting and reporting purposes in February 2019. See “Results of Discontinued Operations” for additional information.

Consolidated Revenue by Product and Segment
The following table summarizes revenue by product, including credit services organization ("CSO") fees, for the period indicated:

	Three Months Ended
	June 30, 2020			June 30, 2019
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$69,143	$1,286	$70,429	$120,482	$1,630	$122,112
Secured Installment	19,401	—	19,401	26,076	—	26,076
Open-End	30,917	25,819	56,736	32,318	22,654	54,972
Single-Pay	14,317	8,415	22,732	26,425	19,103	45,528
Ancillary	3,542	9,669	13,211	4,745	10,867	15,612
Total revenue	$137,320	$45,189	$182,509	$210,046	$54,254	$264,300

Year-over-year comparisons for the second quarter were impacted by factors related to COVID-19, including lower consumer demand, increased or accelerated repayments as customers benefited from government stimulus programs, our decision to tighten credit and the resulting favorable credit performance (collectively, "COVID-19 Impacts"). During the three months ended June 30, 2020, total revenue declined $81.8 million, or 30.9%, to $182.5 million, compared to the prior-year period. Geographically, U.S. and Canada revenues declined 34.6% and 16.7%, respectively.
From a product perspective, Unsecured Installment and Secured Installment revenues decreased $51.7 million, or 42.3%, and $6.7 million, or 25.6%, respectively, because of COVID-19 Impacts, regulatory changes in California effective January 1, 2020, and regulatory changes for CSOs in Ohio effective May 1, 2019.
Single-Pay revenue declined $22.8 million, or 50.1%, for the three months ended June 30, 2020 compared to the prior-year period, primarily due to COVID-19 impacts on loan balances, which declined $40.0 million, or 52.5%, year over year. Single-Pay loan volumes were particularly affected by the broad reduction in storefront usage by customers during the time of self-quarantine and stay-at-home orders, as well as by increased payments..
Open-End loans receivable in Canada grew $12.7 million, or 5.8%, from June 30, 2019, with related revenue growth of $3.2 million, or 14.0%. Open-End growth in Canada was partially offset by a decrease in U.S. Open-End loans of $10.9 million, or 17.0%, with related revenue decrease of $1.4 million, or 4.3%. Open-End loan balances in both countries were also affected by the demand dynamics of COVID-19 Impacts; namely, reduced application volumes and lower utilization of approved credit lines.
Ancillary revenues, which included the sale of insurance products to Open-End and Installment loan customers in Canada, decreased 15.4% versus the prior-year period, stemming from COVID-19 Impacts.

The following table summarizes revenue by product, including CSO fees, for the period indicated:

	Six Months Ended
	June 30, 2020			June 30, 2019
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$189,972	$2,866	$192,838	$254,485	$3,405	$257,890
Secured Installment	45,687	—	45,687	53,553	—	53,553
Open-End	72,907	54,811	127,718	64,911	42,930	107,841
Single-Pay	42,471	25,418	67,889	53,593	38,696	92,289
Ancillary	8,051	21,132	29,183	9,623	21,043	30,666
Total revenue	$359,088	$104,227	$463,315	$436,165	$106,074	$542,239

Year-over-year comparisons for the six-month periods also were impacted by COVID-19 Impacts. During the six months ended June 30, 2020, total revenue declined $78.9 million, or 14.6%, to $463.3 million, compared to the prior-year period. Geographically, U.S. and Canada revenues declined 17.7% and 1.7%, respectively.
From a product perspective, Unsecured Installment and Secured Installment revenues decreased 25.2% and 14.7%, respectively, because of COVID-19 Impacts, regulatory changes in California effective January 1, 2020 and regulatory changes for CSOs in Ohio effective May 1, 2019.
Single-Pay revenue declined $24.4 million, or 26.4%, for the six months ended June 30, 2020 compared to the prior-year period, primarily due to COVID-19 impacts on loan balances, which declined $40.0 million, or 52.5%, year over year. Single-Pay loan volumes were particularly affected by the broad reduction in storefront usage by customers during the time of self-quarantine and stay-at-home orders, as well as by increased payments.
Open-End revenues grew $19.9 million, or 18.4%, compared to the prior-year period primarily due to $12.7 million, or 5.8%, of Open-End loan growth in Canada, partially offset by a $10.9 million, or 17.0%, decline in the U.S. Additionally, Open-End loan balances in both countries were affected by the demand dynamics of COVID-19 Impacts; namely, reduced application volumes and lower utilization of approved credit lines.
Ancillary revenues, which included the sale of insurance products to Open-End and Installment loan customers in Canada, decreased 4.8% versus the prior-year period, primarily stemming from COVID-19 Impacts.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Installment	49.2%	56.1%	51.5%	57.4%
Canada Single-Pay	4.6%	7.2%	5.5%	7.1%
U.S. Single-Pay	7.8%	10.0%	9.2%	9.9%
Open-End	31.1%	20.8%	27.6%	19.9%
Ancillary	7.3%	5.9%	6.2%	5.7%
Total	100.0%	100.0%	100.0%	100.0%

Online revenues as a percentage of consolidated revenue	47.1%	43.9%	47.3%	44.9%
Online revenue as a percentage of consolidated revenue increased during the three and six months ended June 30, 2020 as consumers self-quarantined due to COVID-19. Our online channel provides consumers with a safe and contactless option in the event of temporary store closures for store cleaning purposes. For the three and six months ended June 30, 2020, online originations accounted for 49.3% and 43.3%, respectively, of our total loan originations, compared to 35.3% and 35.1%, respectively, for the prior-year periods.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP-basis balance sheet measure, with reconciliation to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable include loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

	As of
(in millions, unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Company Owned gross loans receivable	$456.5	$564.4	$665.8	$657.6	$609.6
Gross loans receivable Guaranteed by the Company	34.1	55.9	76.7	73.1	67.3
Gross combined loans receivable (1)	$490.6	$620.3	$742.5	$730.7	$676.9
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable by product is presented below:

	As of
(in millions, unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Unsecured Installment	$81.6	$123.1	$160.8	$174.5	$164.7
Secured Installment	53.6	72.6	88.1	90.1	85.5
Single-Pay	36.1	54.7	81.4	78.0	76.1
Open-End	285.2	314.0	335.5	315.0	283.3
CSO	34.1	55.9	76.7	73.1	67.3
Total	$490.6	$620.3	$742.5	$730.7	$676.9

Gross combined loans receivable decreased $186.3 million, or 27.5%, to $490.6 million as of June 30, 2020, from $676.9 million as of June 30, 2019. Sequentially, gross combined loans receivable decreased $129.8 million, or 20.9%. The decrease from both periods was driven by COVID-19 Impacts and, for Installment loans, the impact of regulatory changes in California effective January 1, 2020.

Gross combined loans receivable performance by product is explained further in the following sections.

Unsecured Installment Loans - Company Owned
Company Owned Unsecured Installment revenue and related gross loans receivable decreased $26.4 million, or 44.1%, and $83.1 million, or 50.5%, respectively, from the prior-year period due to COVID-19 Impacts and regulatory changes in California effective January 1, 2020.

Unsecured Installment loans in California were $37.0 million, or 45.3%, of total Company Owned Unsecured Installment loans as of June 30, 2020, a decrease of $49.5 million, or 57.2%, from June 30, 2019. Sequentially, California Company Owned Unsecured Installment loans decreased $14.5 million, or 28.1%, from $51.5 million as of March 31, 2020. Excluding California, Company Owned Unsecured Installment loans receivable decreased $33.6 million, or 43.0%, from the prior-year period, while revenues for the three months ended June 30, 2020 decreased $13.7 million, or 39.6%, compared to the prior-year period, due to COVID-19 Impacts. Sequentially, excluding California, Company Owned Unsecured Installment loans receivable decreased $27.0 million, or 37.7%, from March 31, 2020, while revenue decreased $17.2 million, or 45.1%.

NCOs declined $8.9 million, or 27.7%, in the second quarter of 2020 compared to the second quarter of 2019. However, the NCO rate for Company Owned Unsecured Installment gross loans receivables in the second quarter of 2020 increased approximately 300 basis points ("bps") year-over-year. Year-over-year NCO rate comparisons were affected significantly by the quarterly sequential trends in loan balances (i.e., the denominator in the NCO rate calculation). The year-over-year increase in NCO rate was due to the timing and matching of NCOs and gross loans receivable. As receivables age 90 days prior to charge off, charge-offs in a quarter relate to receivables and originations from the prior quarter and earlier. Loan balances grew sequentially in the second quarter of 2019, which temporarily had the effect of lowering the NCO rate. Loan balances declined sequentially in the second quarter of 2020, which temporarily had the effect of increasing the NCO rate. These trends and effects are collectively referred to as the "Denominator Effect" for the remainder of this release and impacted comparability of NCO rates year-over-year. In addition, California NCO rates for Unsecured Installment loans are historically lower than our other states. California comprised 52.1% of total U.S. Company Owned Unsecured Installment loans as of June 30, 2020, compared to 57.5% as of June 30, 2019. The NCO rate for Company Owned Unsecured Installment gross loans receivables improved sequentially by 50 bps due primarily to COVID-19 Impacts.

The Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased year-over-year, from 21.4% as of June 30, 2019 to 22.6% as of June 30, 2020, as a result of the previously-mentioned increase in NCO rates and loan modifications under the Customer Care Program as Troubled Debt Restructurings (“TDRs”). Loans classified as TDRs remain included within Company Owned gross loans receivable. Amounts waived on these loans are immediately charged-off and the impairment for these loans is included within the Allowance for loan losses. Determination of the impairment for TDRs includes an estimate of lifetime losses on these loans, which is greater than estimated incurred losses at a point in time. Sequentially, past-due balances improved from 28.4% to 21.8% and allowance coverage decreased from 23.5% to 22.6% during the three months ended June 30, 2020.

Unsecured Installment Loans - Guaranteed by the Company

Unsecured Installment loans Guaranteed by the Company declined $32.0 million year-over-year due primarily to COVID-19 Impacts and regulatory changes in Ohio effective May 1, 2019.

NCOs declined $12.1 million, or 43.9%, in the second quarter of 2020 compared to the second quarter of 2019. NCO rates for Unsecured Installment loans Guaranteed by the Company improved 865 bps compared to the prior-year period and 780 bps sequentially. Because Unsecured Installment loans Guaranteed by the Company are charged off after two missed payments, there is a more direct correlation between NCOs and the NCO rate than for Company Owned Unsecured Installment loans. The CSO liability for losses as a percentage of loans Guaranteed by the Company increased year-over-year from 14.5% to 15.5% as of June 30, 2020 due primarily to an increased liability for certain loans modified under the Customer Care Program. Sequentially, past-due balances as a percent of gross loans receivable decreased from 17.1% to 12.1% and the CSO liability for losses declined from 16.9% to 15.5% during the three months ended June 30, 2020.

	2020		2019
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Unsecured Installment loans:
Revenue - Company Owned	$33,405	$55,569	$63,428	$65,809	$59,814
Provision for losses - Company Owned	12,932	26,182	33,183	31,891	33,514
Net revenue - Company Owned	$20,473	$29,387	$30,245	$33,918	$26,300
Net charge-offs - Company Owned	$23,110	$32,775	$35,729	$28,973	$31,970

Revenue - Guaranteed by the Company	$37,024	$66,840	$72,183	$71,424	$62,298
Provision for losses - Guaranteed by the Company	11,418	26,338	34,858	36,664	28,336
Net revenue - Guaranteed by the Company	$25,606	$40,502	$37,325	$34,760	$33,962
Net charge-offs - Guaranteed by the Company	$15,432	$27,749	$34,486	$35,916	$27,486
Unsecured Installment gross combined loans receivable:
Company Owned	$81,601	$123,118	$160,782	$174,489	$164,722
Guaranteed by the Company (1)(2)	33,082	54,097	74,317	70,704	65,055
Unsecured Installment gross combined loans receivable (1)(2)	$114,683	$177,215	$235,099	$245,193	$229,777
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned (3)	$102,360	$141,950	$167,636	$169,606	$163,219
Average Unsecured Installment gross loans receivable - Guaranteed by the Company (3)	$43,590	$64,207	$72,511	$67,880	$62,398
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (4)	$18,451	$28,965	$35,587	$38,127	$35,223
Unsecured Installment CSO liability for losses (4)	$5,128	$9,142	$10,553	$10,181	$9,433
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	22.6%	23.5%	22.1%	21.9%	21.4%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans guaranteed by the Company	15.5%	16.9%	14.2%	14.4%	14.5%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$17,766	$34,966	$43,100	$46,537	$38,037
Unsecured Installment gross loans guaranteed by the Company	$4,019	$9,232	$12,477	$11,842	$10,087
Past-due Unsecured Installment gross loans receivable — percentage (2)	21.8%	28.4%	26.8%	26.7%	23.1%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	12.1%	17.1%	16.8%	16.7%	15.5%
Unsecured Installment other information:
Originations - Company Owned	$24,444	$55,941	$87,080	$107,275	$102,792
Originations - Guaranteed by the Company (1)	$33,700	$64,836	$91,004	$89,644	$80,445
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	15.8%	21.3%	20.6%	18.3%	20.3%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	34.5%	48.7%	46.9%	51.9%	43.6%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(2) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(3) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(4) We report Allowance for loan losses as a contra-asset reducing gross loans receivable and the CSO liability for losses as a liability on the Condensed Consolidated Balance Sheets.

Secured Installment Loans

Secured Installment revenue and the related gross combined loans receivable for the three months ended June 30, 2020 decreased 25.6% and 37.7%, respectively, compared to the prior-year period. The decrease was due to COVID-19 Impacts and regulatory changes in California effective January 1, 2020. California accounted for $21.6 million, or 39.6%, of total Secured Installment gross combined loans receivable as of June 30, 2020, compared to $42.3 million, or 48.3%, as of June 30, 2019, a decrease of $20.7 million year-over-year. Excluding California, Secured Installment loans receivable decreased $12.3 million, or 27.2%, from the prior-year period, while revenues decreased $2.6 million, or 15.7%, year-over-year, due to COVID-19 Impacts.

NCOs increased $1.5 million year-over-year, resulting in a 515 bps increase in the NCO rate over that same time period and 160 bps sequentially. Year-over-year NCO rates were impacted by the Denominator Effect. Elevated NCOs were attributable to the higher past-due receivables balance as of March 31, 2020. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable increased to 14.5% from 11.5% in the corresponding period in 2019 and from 13.1% at the end of the first quarter of 2020. These increases were attributable to higher NCO rates as described above, as well as the classification of certain loan modifications under the Customer Care Program as TDRs, partially offset by the impact of lower past-due receivables as of June 30, 2020.

	2020		2019
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Secured Installment loans:
Revenue	$19,401	$26,286	$28,690	$28,270	$26,076
Provision for losses	7,238	9,682	11,492	8,819	7,821
Net revenue	$12,163	$16,604	$17,198	$19,451	$18,255
Net charge-offs	$9,092	$10,284	$11,548	$8,455	$7,630
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$54,635	$74,405	$90,411	$92,478	$87,718
Average Secured Installment gross combined loans receivable (3)	$64,520	$82,408	$91,445	$90,098	$85,403
Secured Installment Allowance for loan losses and CSO liability for losses (4)	$7,919	$9,773	$10,375	$10,431	$10,067
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable	14.5%	13.1%	11.5%	11.3%	11.5%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$9,072	$15,612	$17,902	$17,645	$14,570
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company — percentage (1)	16.6%	21.0%	19.8%	19.1%	16.6%
Secured Installment other information:
Originations (2)	$11,242	$20,990	$40,961	$45,990	$49,051
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	13.2%	13.0%	12.7%	9.5%	8.9%
(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(3) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(4) We report Allowance for loan losses as a contra-asset reducing gross loans receivable and the CSO liability for losses as a liability on the Condensed Consolidated Balance Sheets.

Open-End Loans

Open-End loan balances as of June 30, 2020 increased $1.8 million, or 0.7% ($12.3 million, or 4.3%, on a constant-currency basis), compared to June 30, 2019, on 5.8% (10.6% on a constant-currency basis) growth in Canada, offset by a decline in the U.S. of $10.9 million, or 17.0%. Open-End loan balances as of June 30, 2020 decreased $28.9 million, or 9.2% ($38.4 million, or 12.2%, on a constant-currency basis), sequentially due to COVID-19 Impacts.

The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable decreased sequentially from 18.0% to 16.6% as of June 30, 2020. The decrease was primarily due to a shift in the geographic mix of receivables, the sequential decline in past-due balances as a percentage of gross loans receivable from 15.9% to 10.9% and an 85 bps sequential improvement in Open-End NCO rates. Year-over-year, NCO rates were impacted by the Denominator Effect and increased 100 bps. The decrease in allowance coverage was partially attributable to the continued Open-End product maturation in Canada.

Q1 2019 Open-End Loss Recognition Change

Effective January 1, 2019, we modified the timeframe over which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past-due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.

Prospectively from January 1, 2019, past-due, unpaid balances plus related accrued interest charge-off on day 91.

The aforementioned change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.

	2020		2019
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Open-End loans:
Revenue	$56,736	$70,982	$71,295	$66,120	$54,972
Provision for losses	21,341	40,991	37,816	31,220	29,373
Net revenue	$35,395	$29,991	$33,479	$34,900	$25,599
Net charge-offs	$31,684	$37,098	$37,426	$28,202	$25,151
Open-End gross loan balances:
Open-End gross loans receivable	$285,156	$314,006	$335,524	$314,971	$283,311
Average Open-End gross loans receivable (1)	$299,581	$324,765	$325,248	$299,141	$262,051
Open-End allowance for loan losses:
Allowance for loan losses	$47,319	$56,458	$55,074	$54,233	$51,717
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	16.6%	18.0%	16.4%	17.2%	18.3%
Open-End past-due balances:
Open-End past-due gross loans receivable	$31,208	$49,987	$50,072	$46,053	$35,395
Open-End past-due gross loans receivable — percentage	10.9%	15.9%	14.9%	14.6%	12.5%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

In addition, the following table illustrates, on a non-GAAP pro forma basis, the 2019 quarterly results as if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the NCOs that would have been incurred in each quarter of 2019 from the December 31, 2018 loan book. The primary purpose of this pro forma illustration is to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma	2019
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Pro Forma Net charge-offs	$38,748	$29,762	$29,648	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$335,524	$314,971	$283,311	$240,790
Pro Forma Average Open-End gross loans receivable (1)	$325,248	$299,141	$262,051	$245,096
Pro Forma Net-charge offs as a percentage of average gross loans receivable	11.9%	9.9%	11.3%	13.0%
(1) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.

Single-Pay
Single-Pay revenue declined year-over-year and sequentially by approximately 50% for the three months ended June 30, 2020, primarily due to COVID-19 Impacts. Related receivables declined 52.5% year-over-year and 34.0% sequentially. Single-Pay loan volume was particularly affected by the reduction in store traffic as customers self-quarantined and increased repayments. The Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable decreased sequentially from 8.6% to 7.8% as a result of mix shift between the U.S. and Canada.

	2020		2019
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Single-Pay loans:
Revenue	$22,732	$45,157	$49,844	$49,312	$45,528
Provision for losses	(2,588)	9,639	12,289	14,736	12,446
Net revenue	$25,320	$35,518	$37,555	$34,576	$33,082
Net charge-offs	$(598)	$10,517	$12,145	$13,913	$11,458
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$36,130	$54,728	$81,447	$78,039	$76,126
Average Single-Pay gross loans receivable (1)	$45,429	$68,088	$78,787	$77,083	$72,940
Single-Pay Allowance for loan losses	$2,802	$4,693	$5,869	$5,662	$4,941
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	7.8%	8.6%	7.2%	7.3%	6.5%
(1) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.

Results of Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenue	$182,509	$264,300	$(81,791)	(30.9)%	$463,315	$542,239	$(78,924)	(14.6)%
Provision for losses	50,693	112,010	(61,317)	(54.7)%	164,229	214,395	(50,166)	(23.4)%
Net revenue	131,816	152,290	(20,474)	(13.4)%	299,086	327,844	(28,758)	(8.8)%
Advertising costs	5,750	12,780	(7,030)	(55.0)%	17,969	20,566	(2,597)	(12.6)%
Non-advertising costs of providing services	49,567	58,329	(8,762)	(15.0)%	104,919	120,600	(15,681)	(13.0)%
Total cost of providing services	55,317	71,109	(15,792)	(22.2)%	122,888	141,166	(18,278)	(12.9)%
Gross margin	76,499	81,181	(4,682)	(5.8)%	176,198	186,678	(10,480)	(5.6)%

Operating expense
Corporate, district and other expenses	36,781	35,290	1,491	4.2%	79,588	84,378	(4,790)	(5.7)%
Interest expense	18,311	17,023	1,288	7.6%	35,635	34,713	922	2.7%
(Gain) loss from equity method investment	(741)	3,748	(4,489)	#	877	3,748	(2,871)	(76.6)%
Total operating expense	54,351	56,061	(1,710)	(3.1)%	116,100	122,839	(6,739)	(5.5)%
Net income from continuing operations before income taxes	22,148	25,120	(2,972)	(11.8)%	60,098	63,839	(3,741)	(5.9)%
Provision for income taxes	1,068	7,453	(6,385)	(85.7)%	3,005	17,499	(14,494)	(82.8)%
Net income from continuing operations	21,080	17,667	3,413	19.3%	57,093	46,340	10,753	23.2%
Net income (loss) from discontinued operations, net of tax	993	(834)	1,827	#	1,285	7,541	(6,256)	(83.0)%
Net income	$22,073	$16,833	$5,240	31.1%	$58,378	$53,881	$4,497	8.3%
# - Variance greater than 100% or not meaningful

Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Net income from continuing operations	$21,080	$17,667	$3,413	19.3%	$57,093	$46,340	$10,753	23.2%
Adjustments:
Legal and other costs (1)	938	—			2,087	1,752
U.K. related costs (2)	—	679			—	8,496
(Gain) loss from equity method investment (3)	(741)	3,748			877	3,748
Share-based compensation (4)	3,310	2,644			6,504	4,816
Intangible asset amortization	759	761			1,496	1,557
Canada GST adjustment (5)	2,160	—			2,160	—
Income tax valuations (6)	(3,472)	—			(3,472)	—
Impact of tax law changes (7)	—	—			(9,114)	—
Cumulative tax effect of adjustments (8)	(1,864)	(1,062)			(3,185)	(4,322)
Adjusted Net Income	$22,170	$24,437	$(2,267)	(9.3)%	$54,446	$62,387	$(7,941)	(12.7)%

Net income from continuing operations	$21,080	$17,667			$57,093	$46,340
Diluted Weighted Average Shares Outstanding	41,545	47,107			41,686	47,335
Diluted Earnings per Share from continuing operations	$0.51	$0.38	$0.13	34.2%	$1.37	$0.98	$0.39	39.8%
Per Share impact of adjustments to Net income from continuing operations	0.02	0.14			(0.06)	0.34
Adjusted Diluted Earnings per Share	$0.53	$0.52	$0.01	1.9%	$1.31	$1.32	$(0.01)	(0.8)%
Note: Footnotes follow Reconciliation of Net income table immediately below

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, except per share data, unaudited)	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Net income from continuing operations	$21,080	$17,667	$3,413	19.3%	$57,093	$46,340	$10,753	23.2%
Provision for income taxes	1,068	7,453	(6,385)	(85.7)%	3,005	17,499	(14,494)	(82.8)%
Interest expense	18,311	17,023	1,288	7.6%	35,635	34,713	922	2.7%
Depreciation and amortization	4,417	4,651	(234)	(5.0)%	8,954	9,571	(617)	(6.4)%
EBITDA	44,876	46,794	(1,918)	(4.1)%	104,687	108,123	(3,436)	(3.2)%
Legal and other costs (1)	938	—			2,087	1,752
U.K. related costs (2)	—	679			—	8,496
(Gain) loss from equity method investment (3)	(741)	3,748			877	3,748
Share-based compensation (4)	3,310	2,644			6,504	4,816
Canada GST adjustment (5)	2,160	—			2,160	—
Other adjustments (9)	586	(176)			601	(392)
Adjusted EBITDA	$51,129	$53,689	$(2,560)	(4.8)%	$116,916	$126,543	$(9,627)	(7.6)%
Adjusted EBITDA Margin	28.0%	20.3%			25.2%	23.3%

(1)	Legal and other costs for the six months ended June 30, 2020 included (i) settlement costs related to certain legal matters (ii) costs related to certain securities litigation and related matter, (iii) severance costs for certain corporate employees and (iv) legal and advisory costs related to the purchase of Ad Astra.

Legal and other costs of $1.8 million for the six months ended June 30, 2019 were due to eliminating 121 positions in North America. The store employee reductions helped better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions related to efficiency initiatives and has allowed the Company to reallocate investment to strategic growth activities.
(2)	U.K. related costs of $8.5 million for the six months ended June 30, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which included $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. Segment and $0.9 million for other costs.
(3)	The Loss from equity method investment for the six months ended June 30, 2020 of $0.9 million includes our share of the estimated GAAP net loss of Katapult. As of June 30, 2020, we owned 42.5% of the outstanding shares of Katapult.

The Loss from equity method investment for the six months ended June 30, 2019 of $3.7 million represented the market value adjustment recognized during the second quarter of 2019 as a result of an equity raising round from April through July of 2019 that implied a value per share less than the value per share raised in prior raises.
(4)	We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.
(5)
We received a Notice of Adjustment from Canadian tax authority auditors in the second quarter 2020 related to the treatment of certain expenses in prior years for purposes of calculating the Goods and Services Tax ("GST") due.

(6)
In the second quarter of 2020, a Texas court ruling related to the apportionment of income to the state for another company resulted in a change in estimate regarding the realization of a tax benefit previously taken. Accordingly, we recorded a $1.1 million liability for our estimated exposure related to this position. Also in the second quarter of 2020, we released a $4.6 million valuation allowance related to Net Operating Losses ("NOLs") for certain entities in Canada. .

(7)	On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was enacted by the U.S. Federal government in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. For the six months ended June 30, 2020, we recorded an income tax benefit of $9.1 million related to the carryback of NOL from tax years 2018 and 2019.
(8)	Cumulative tax effect of adjustments included in Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA table is calculated using the estimated incremental tax rate by country.
(9)	Other adjustments primarily include the intercompany foreign-currency exchange impact.

For the three months ended June 30, 2020 and 2019

Revenue and Net Revenue
Revenue decreased $81.8 million, or 30.9%, to $182.5 million for the three months ended June 30, 2020, from $264.3 million for the three months ended June 30, 2019, as a result of the declines in combined gross loan receivables discussed previously. Year-over-year U.S. and Canada revenues decreased 34.6% and 16.7%, respectively.

Provision for losses decreased by $61.3 million, or 54.7%, for the three months ended June 30, 2020 compared to the prior-year period. The decrease in provision for loan losses was due to the sequential decline in loan balances in the second quarter of 2020 and better credit performance from COVID-19 Impacts as discussed in more detail in the "Loan Product and Portfolio Performance" and "Segment Analysis" sections.

Cost of Providing Services

Non-advertising costs of providing services decreased $8.8 million, or 15.0%, to $49.6 million in the three months ended June 30, 2020, compared to $58.3 million in the three months ended June 30, 2019. Of the $8.8 million decrease, $3.7 million was related to third-party collection costs incurred in 2019 related to Ad Astra, which were included in Non-advertising costs of providing services. Subsequent to our acquisition of Ad Astra, a wholly owned subsidiary as of January 3, 2020, its operating costs are included within "Corporate, district and other expenses," consistent with presentation of our other internal collection costs. The remaining decrease year-over-year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $7.0 million, or 55.0%, year-over-year because of COVID-19 Impacts.

Corporate, district and other expenses

Corporate, district and other expenses were $36.8 million for the three months ended June 30, 2020, an increase of $1.5 million, or 4.2%, compared to the three months ended June 30, 2019. Corporate, district and other expenses in the three months ended June 30, 2020 included $2.1 million of collection costs related to Ad Astra, which we included in Non-advertising costs of providing services prior to acquisition. For the three months ended June 30, 2020, corporate, district and other expenses also included (i) $3.3 million of share-based compensation costs, (ii) $2.2 million of Canadian GST described in our reconciliation to Adjusted Net Income above, and (iii) $0.9 million of legal and other costs also described in our reconciliation to Adjusted Net Income above. For the three months ended June 30, 2019, corporate district and other costs included (i) share-based compensation costs of $2.6 million and (ii) U.K. related costs of $0.7 million as described in our reconciliation to Adjusted Net Income above.

Excluding Ad Astra costs, share-based compensation expense and other costs described above, comparable corporate, district and other expenses decreased $3.7 million year-over-year, primarily due to the timing and extent of variable compensation and other cost reductions including work-from-home initiatives to manage COVID-19 Impacts.

Equity Method Investment

We account for our investment in Katapult under the equity method. We record our pro rata share of Katapult's income or losses on a two-month lag in the Condensed Consolidated Statement of Operations, with a corresponding adjustment to the carrying value of our investment in "Other assets" on the Condensed Consolidated Balance Sheet. For the three months ended June 30, 2020, our share of Katapult's income was $0.7 million.

Interest Expense

Interest expense for the three months ended June 30, 2020 remained consistent with the prior-year period on flat year-over-year average borrowings.

Provision for Income Taxes

The effective income tax rate for the three months ended June 30, 2020 was 4.8%, compared to a tax rate of 29.7% for the three months ended June 30, 2019. The decrease in the effective income tax rate was primarily due to a tax benefit of $4.6 million from the release of a valuation allowance previously recorded against NOLs for certain entities in Canada. This benefit was partially offset by uncertain tax position reserve adjustments in the U.S. of $1.1 million. Additionally, during the quarter, we recognized income from our equity method investment in Katapult, which is not taxable due to the gain offsetting prior accumulated losses. Excluding the impact of the NOL benefit in Canada, the uncertain tax position reserve adjustment, and our investment in Katapult, our adjusted effective income tax rate for the three months ended June 30, 2020 was 21.2%, due primarily to changes in state income mix during the quarter.

For the six months ended June 30, 2020 and 2019

Revenue and Net Revenue
Revenue decreased $78.9 million, or 14.6%, to $463.3 million for the six months ended June 30, 2020, from $542.2 million for the six months ended June 30, 2019, as a result of the declines in combined gross loans receivable discussed above. Year-over-year, U.S. and Canada Revenues decreased 17.7% and 1.7%, respectively.

Provision for losses decreased by $50.2 million, or 23.4%, for the six months ended June 30, 2020 compared to the prior-year period. The decrease in provision for loan losses was primarily due to lower loan volume and lower NCOs as a result of COVID-19 Impacts as discussed in more detail in the "Loan Product and Portfolio Performance" and "Segment Analysis" sections.

Cost of Providing Services

Non-advertising costs of providing services decreased $15.7 million, or 13.0%, to $104.9 million in the six months ended June 30, 2020, compared to $120.6 million in the six months ended June 30, 2019. Of the $15.7 million decrease, $8.4 million was related to third-party collection costs incurred in 2019 related to Ad Astra, which were included in Non-advertising costs of providing services. Subsequent to our acquisition of Ad Astra, we include its operating costs within "Corporate, district and other expenses," consistent with the presentation of our other internal collection costs. The remaining decrease year-over-year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after governmental stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $2.6 million, or 12.6%, year-over-year because of COVID-19 Impacts.

Corporate, district and other expenses

Corporate, district and other expenses were $79.6 million for the six months ended June 30, 2020, a decrease of $4.8 million, or 5.7%, compared to the three months ended June 30, 2019. Corporate, district and other expenses in the six months ended June 30, 2020 included $5.6 million of collection costs related to Ad Astra, which prior to the acquisition of it in January 2020 were included in Non-advertising costs of providing services. For the six months ended June 30, 2020, corporate, district and other expenses also included (i) $6.5 million of share-based compensation costs, (ii) $2.2 million of Canadian GST described in our reconciliation to Adjusted Net Income above and (iii) $2.1 million of legal and other costs also described in our reconciliation to Adjusted Net Income above. For the six months ended June 30, 2019, corporate district and other costs included (i) U.K. related costs of $8.5 million, (ii) $4.8 million of share-based compensation and (iii) $1.8 million of legal and other costs as described in our reconciliation to Adjusted Net Income above.

Excluding Ad Astra costs, share-based compensation expense and other costs described above, comparable corporate, district and other expenses decreased $6.1 million year-over-year, primarily due to the timing and extent of variable compensation and other cost reductions including work-from-home initiatives to manage COVID-19 Impacts.

Equity Method Investment

We account for our investment in Katapult under the equity method. We record our pro rata share of Katapult's income or losses, on a two-month lag in the Condensed Consolidated Statement of Operations with a corresponding adjustment to the carrying value of our investment in "Other assets" on the Condensed Consolidated Balance Sheet. For the six months ended June 30, 2020, our share of Katapult's loss was $0.9 million.

Interest Expense

Interest expense for the six months ended June 30, 2020 remained consistent with the prior-year period on flat year-over-year average borrowings.

Provision for Income Taxes

The effective income tax rate for the six months ended June 30, 2020 was 5.0%, compared to a tax rate of 27.4% for the six months ended June 30, 2019. The decrease in the effective income tax rate was the result of two discrete, one-time developments related to usage of NOLs. First, the CARES Act, which was enacted on March 27, 2020 in response to COVID-19, among other things, allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid Federal income taxes. We have recorded an income tax benefit of $9.1 million related to the carry-back of NOL from tax years 2018 and 2019, which will offset our tax liability for years prior to tax reform and generate a refund of previously-paid taxes at a 35% statutory rate. Second, we recorded a tax benefit of $4.6 million related to the release of a valuation allowance previously recorded against NOLs for certain entities in Canada. These benefits were partially offset by uncertain tax position reserve adjustments in the U.S. of $1.1 million. During the six months ended June 30, 2020, we also recognized a $0.9 million loss from our equity method investment in Katapult, which is not tax deductible. Excluding the impact of the CARES Act, the valuation allowance release benefit in Canada, the uncertain tax position reserve adjustment and our investment in Katapult, our adjusted effective income tax rate for the three months ended June 30, 2020 was 25.6%.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands, unaudited)	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenue	$137,320	$210,046	$(72,726)	(34.6)%	$359,088	$436,165	$(77,077)	(17.7)%
Provision for losses	41,530	92,552	(51,022)	(55.1)%	127,571	177,532	(49,961)	(28.1)%
Net revenue	95,790	117,494	(21,704)	(18.5)%	231,517	258,633	(27,116)	(10.5)%
Advertising costs	5,269	11,179	(5,910)	(52.9)%	16,214	17,533	(1,319)	(7.5)%
Non-advertising costs of providing services	33,661	41,248	(7,587)	(18.4)%	70,903	86,230	(15,327)	(17.8)%
Total cost of providing services	38,930	52,427	(13,497)	(25.7)%	87,117	103,763	(16,646)	(16.0)%
Gross margin	56,860	65,067	(8,207)	(12.6)%	144,400	154,870	(10,470)	(6.8)%
Corporate, district and other expenses	29,631	29,649	(18)	(0.1)%	67,281	73,529	(6,248)	(8.5)%
Interest expense	16,113	14,641	1,472	10.1%	30,959	29,369	1,590	5.4%
(Gain) loss from equity method investment	(741)	3,748	(4,489)	#	877	3,748	(2,871)	(76.6)%
Total operating expense	45,003	48,038	(3,035)	(6.3)%	99,117	106,646	(7,529)	(7.1)%
Segment operating income	11,857	17,029	(5,172)	(30.4)%	45,283	48,224	(2,941)	(6.1)%
Interest expense	16,113	14,641	1,472	10.1%	30,959	29,369	1,590	5.4%
Depreciation and amortization	3,309	3,437	(128)	(3.7)%	6,686	7,163	(477)	(6.7)%
EBITDA	31,279	35,107	(3,828)	(10.9)%	82,928	84,756	(1,828)	(2.2)%
Legal and other costs	938	—	938		2,087	1,617	470
U.K. related costs	—	679	(679)		—	8,496	(8,496)
(Gain) loss from equity method investment	(741)	3,748	(4,489)		877	3,748	(2,871)
Share-based compensation	3,310	2,644	666		6,504	4,816	1,688
Other adjustments	305	(143)	448		164	(248)	412
Adjusted EBITDA	$35,091	$42,035	$(6,944)	(16.5)%	$92,560	$103,185	$(10,625)	(10.3)%
# - Variance greater than 100% or not meaningful.

U.S. Segment Results - For the three months ended June 30, 2020 and 2019

U.S. revenues decreased by $72.7 million, or 34.6%, to $137.3 million, compared to the prior-year period for the three months ended June 30, 2020, as a result of the declines in combined gross loans receivable discussed above. Excluding the impact of California Installment loan runoff stemming from regulatory changes effective January 1, 2020, U.S. revenues decreased $56.0 million, or 31.9%.

The provision for losses decreased $51.0 million, or 55.1%, primarily as a result of lower loan volume, as previously discussed.

Non-advertising costs of providing services for the three months ended June 30, 2020 of $33.7 million, decreased $7.6 million, or 18.4%, compared to $41.2 million for the three months ended June 30, 2019. The decrease was primarily driven by Ad Astra costs of $3.7 million, which prior to its acquisition were included in Corporate, district and other expenses. The remaining decrease year-over-year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after governmental stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $5.9 million, or 52.9%, year-over-year because of COVID-19 Impacts.

Corporate, district and other expenses of $29.6 million for the three months ended June 30, 2020, were flat compared to the prior-year period. Corporate, district and other expenses for the three months ended June 30, 2020 included $2.1 million of collection costs related to Ad Astra, which were historically included in Non-advertising costs of providing services. For the three months ended June 30, 2020, corporate, district and other costs included (i) $0.9 million of legal and other costs described in our reconciliation to Adjusted Net Income above and (ii) $3.3 million of share-based compensation costs. For the three months ended June 30, 2019, corporate, district and other expenses included (i) U.K. related costs of $0.7 million as described in our reconciliation to Adjusted Net Income above and (ii) share-based compensation costs of $2.6 million.

Excluding the aforementioned items, comparable corporate district and other expenses decreased $3.1 million year-over-year, primarily due to the timing and extent of variable compensation and certain cost reductions, including work-from-home initiatives, to manage COVID-19 Impacts.

We hold a 42.5% ownership stake in Katapult and account for this ownership under the equity method of accounting. During the second quarter of 2020, Katapult’s leasing volumes benefited from the shift to online shopping during COVID-19 stay-at-home and quarantine orders. Katapult posted its highest weekly origination volumes and highest historical approval rates during the height of COVID-19 as stay-at-home consumers shopped online due to retail store closings and prime and near-prime online financing providers tightened credit and drove more customers to Katapult. Through the end of June, Katapult originated approximately $100 million in leases year-to-date compared to $30 million in the first half of 2019. Currently, one retail partner accounts for a majority of Katapult's volume. Credit trends have continued to improve even with the outsized growth in volume such that Katapult has turned profitable to us during the second quarter. We recognize our share of Katapult’s income on a two-month lag, from which we recorded income of $0.7 million for the second quarter of 2020 and a loss of $0.9 million for the six months ended June 30, 2020.

U.S. interest expense for the three months ended June 30, 2020 increased $1.5 million, or 10.1%, primarily related to the new Non-Recourse U.S. SPV Facility, on which we drew $35.2 million when it closed in April 2020.

U.S. Segment Results - For the six months ended June 30, 2020 and 2019

U.S. revenues decreased by $77.1 million, or 17.7%, to $359.1 million, compared to the prior-year period for the six months ended June 30, 2020, as a result of decreases in combined gross loans receivable. Excluding the aforementioned impact of California Installment loan runoff, U.S. revenues decreased by $47.2 million, or 13.0%.

The provision for losses decreased $50.0 million, or 28.1%, for the six months ended June 30, 2020, compared to the prior-year period, primarily as a result of lower loan volume.

Non-advertising costs of providing services for the six months ended June 30, 2020 of $70.9 million, decreased $15.3 million, or 17.8%, compared to $86.2 million for the six months ended June 30, 2019. The decrease was primarily driven by Ad Astra costs of $8.4 million, which prior to its acquisition were included in Corporate, district and other expenses. The remaining decrease year-over-year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $1.3 million, or 7.5%, year-over-year because of COVID-19 Impacts.

Corporate, district and other expenses were $67.3 million for the six months ended June 30, 2020, a decrease of $6.2 million, or 8.5%, compared to the three months ended June 30, 2019. Corporate, district and other expenses for the six months ended June 30, 2020 included $5.6 million of collection costs related to Ad Astra, which were historically included in Non-advertising costs of providing services. For the six months ended June 30, 2020, corporate, district and other costs included (i) $2.1 million of legal and other costs described in our reconciliation to Adjusted Net Income above and (ii) $6.5 million of share-based compensation costs. For the six months ended June 30, 2019, corporate, district and other expenses included (i) U.K. related costs of $8.5 million as described in our reconciliation to Adjusted Net Income above, and (ii) share-based compensation costs of $4.8 million.

Excluding these items, comparable corporate, district and other expenses decreased $5.5 million year-over-year, primarily due to the timing and extent of variable compensation and certain cost reductions, including work-from-home initiatives, to manage COVID-19 Impacts for the six months ended June 30, 2019.

As described above, we recognize our share of Katapult’s income on a two-month lag and recorded a loss of $0.9 million for the first half of 2020.

U.S. interest expense for the six months ended June 30, 2020 increased $1.6 million, or 5.4%, primarily related to the new Non-Recourse U.S. SPV Facility, on which we drew $35.2 million when it closed in April 2020.

Canada Segment Results	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands, unaudited)	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenue	$45,189	$54,254	$(9,065)	(16.7)%	$104,227	$106,074	$(1,847)	(1.7)%
Provision for losses	9,163	19,458	(10,295)	(52.9)%	36,658	36,863	(205)	(0.6)%
Net revenue	36,026	34,796	1,230	3.5%	67,569	69,211	(1,642)	(2.4)%
Advertising costs	481	1,601	(1,120)	(70.0)%	1,755	3,033	(1,278)	(42.1)%
Non-advertising costs of providing services	15,906	17,081	(1,175)	(6.9)%	34,016	34,370	(354)	(1.0)%
Total cost of providing services	16,387	18,682	(2,295)	(12.3)%	35,771	37,403	(1,632)	(4.4)%
Gross margin	19,639	16,114	3,525	21.9%	31,798	31,808	(10)	—%
Corporate, district and other expenses	7,150	5,641	1,509	26.8%	12,307	10,849	1,458	13.4%
Interest expense	2,198	2,382	(184)	(7.7)%	4,676	5,344	(668)	(12.5)%
Total operating expense	9,348	8,023	1,325	16.5%	16,983	16,193	790	4.9%
Segment operating income	10,291	8,091	2,200	27.2%	14,815	15,615	(800)	(5.1)%
Interest expense	2,198	2,382	(184)	(7.7)%	4,676	5,344	(668)	(12.5)%
Depreciation and amortization	1,108	1,214	(106)	(8.7)%	2,268	2,408	(140)	(5.8)%
EBITDA	13,597	11,687	1,910	16.3%	21,759	23,367	(1,608)	(6.9)%
Legal and other costs	—	—	—		—	135	(135)
Canada GST adjustment	2,160	—	2,160		2,160	—	2,160
Other adjustments	281	(33)	314		437	(144)	581
Adjusted EBITDA	$16,038	$11,654	$4,384	37.6%	$24,356	$23,358	$998	4.3%

Canada Segment Results - For the three months ended June 30, 2020 and 2019
Canada revenue decreased $9.1 million, or 16.7% ($7.4 million, or 13.6%, on a constant-currency basis), to $45.2 million for the three months ended June 30, 2020, from $54.3 million in the prior year, as a result of the declines in gross loans receivable discussed previously.
Canada non-Single-Pay revenue increased $1.6 million, or 4.6% ($3.0 million, or 8.5%, on a constant-currency basis), to $36.8 million, compared to $35.2 million in the prior-year period, on growth of $9.1 million, or 3.9% ($20.0 million, or 8.6%, on a constant-currency basis), in related loan balances. The increase was driven by continued growth of Open-End loans despite COVID-19 Impacts. Ancillary revenue, which includes sales of insurance to Open-End loan customers, decreased $1.2 million, or 11.0% ($0.8 million, or 7.7% on a constant-currency basis). The decrease was driven by additional insurance claims from consumers impacted by COVID-19 during the second quarter of 2020.

Single-Pay revenue decreased $10.7 million, or 55.9% ($10.4 million, or 54.3%, on a constant-currency basis), to $8.4 million for the three months ended June 30, 2020, and Single-Pay receivables decreased $20.9 million, or 59.6% ($20.3 million, or 57.7% on a constant-currency basis), to $14.2 million, from $35.1 million, in the prior year. The decreases in Single-Pay revenue and receivables were due to a significant decline in demand attributable to COVID-19 Impacts.

The provision for losses decreased $10.3 million, or 52.9% ($10.0 million, or 51.3%, on a constant-currency basis), to $9.2 million for the three months ended June 30, 2020, compared to $19.5 million in the prior-year period. The decrease in provision for loan losses was primarily a result of lower loan volume and lower NCOs as a result of COVID-19 Impacts as discussed previously. On a quarterly basis, despite COVID-19 Impacts, loss rates improved approximately 190 bps, or 28.4%, year over year due to stimulus-related pay-downs and overall portfolio maturation.

Canada cost of providing services for the three months ended June 30, 2020 was $16.4 million, a decrease of $2.3 million, or 12.3% ($1.7 million, or 9.1%, on a constant-currency basis), compared to $18.7 million for the three months ended June 30, 2019, primarily related to certain cost reductions to manage COVID-19 Impacts and reduced advertising efforts during the second quarter of 2020.

Canada operating expenses for the three months ended June 30, 2020 were $9.3 million, an increase of $1.3 million, or 16.5% ($1.6 million, or 20.0%, on a constant-currency basis), compared to $8.0 million in the prior-year period, primarily related to $2.2 million of Canadian GST described in our reconciliation to Adjusted Net Income above.

Canada Segment Results - For the six months ended June 30, 2020 and 2019

Canada revenue decreased $1.8 million, or 1.7% (increased $0.3 million, or 0.3%, on a constant-currency basis), to $104.2 million for the six months ended June 30, 2020, from $106.1 million in the prior year, as a result of the declines in gross loans receivable.

Canada non-Single-Pay revenue increased $11.4 million, or 17.0% ($12.9 million, or 19.2%, on a constant-currency basis), to $78.8 million, compared to $67.4 million in the prior-year period, on growth of $9.1 million, or 3.9% ($20.0 million, or 8.6%, on a constant-currency basis), in related loan balances. The increase was driven by continued growth of Open-End loan despite COVID-19 related impacts. Ancillary revenue, which includes sales of insurance to Open-End loan customers, remained flat year-over-year due to increased insurance claims from consumers impacted by COVID-19 during the second quarter of 2020.

Single-Pay revenue decreased $13.3 million, or 34.3% ($12.9 million, or 33.5%, on a constant-currency basis), to $25.4 million for the six months ended June 30, 2020, and Single-Pay receivables decreased $20.9 million, or 59.6% ($20.3 million, or 57.7% on a constant-currency basis), to $14.2 million from $35.1 million, in the prior year. The decreases in Single-Pay revenue and receivables were due to product mix shift from Single-Pay loans to Open-End loans, as well as significant declines in demand attributable to COVID-19 Impacts.

The provision for losses decreased $0.2 million, or 0.6% (increased $0.5 million, or 1.3%, on a constant-currency basis), to $36.7 million for the six months ended June 30, 2020, compared to $36.9 million in the prior-year period. The decrease in provision for loan losses was primarily a result lower loan volume and lower NCOs as a result of COVID-19 Impacts as discussed previously. On a quarterly basis, despite COVID-19 Impacts, loss rates improved approximately 190 bps, or 28.4%, year over year due to stimulus-related pay-downs.

Canada cost of providing services for the six months ended June 30, 2020 was $35.8 million, a decrease of $1.6 million, or 4.4% ($0.9 million, or 2.3%, on a constant-currency basis), compared to $37.4 million for the six months ended June 30, 2019, primarily related to certain cost reductions to manage COVID-19 Impacts and reduced advertising efforts through the second quarter of 2020.

Canada operating expenses for the six months ended June 30, 2020 were $17.0 million, an increase of $0.8 million, or 4.9% ($1.1 million, or 7.1%, on a constant-currency basis), compared to $16.2 million in the prior-year period, primarily related to $2.2 million of Canadian GST described in our reconciliation to Adjusted Net Income above, partially offset by lower interest expense.

Results of Discontinued Operations

On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the Boards of Directors of the U.K. Subsidiaries, insolvency practitioners from KPMG were appointed as Administrators for the U.K. Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place their management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, we deconsolidated the U.K. Subsidiaries, which comprised the U.K. reportable operating segment, as of February 25, 2019 and classified them as Discontinued Operations for all periods presented.

The following table presents the results of operations of the U.K. Subsidiaries, which meet the criteria of Discontinued Operations and, therefore, are excluded from our results of continuing operations:

(in thousands, unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019(1)
Revenue	$—	$—	$—	$6,957
Provision for losses	—	—	—	1,703
Net revenue	—	—	—	5,254
Cost of providing services	—	—	—	1,082
Corporate, district and other expenses	—	—	—	3,806
(Gain) loss on disposition	(1,324)	—	(1,714)	39,414
Pre-tax income (loss) from Discontinued Operations	1,324	—	1,714	(39,048)
Income tax expense (income) related to disposition	331	834	429	(46,589)
Net income (loss) from discontinued operations	$993	$(834)	$1,285	$7,541
(1) Includes U.K. Subsidiaries financial results from January 1, 2019 to February 25, 2019.

Revenue and expenses related to discontinued operations included activity prior to the deconsolidation of the U.K. subsidiaries effective February 25, 2019. For the six months ended June 30, 2019, "(Gain) Loss on disposition" of $39.4 million included the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. Federal and state income tax benefit of $46.6 million, which will be available to offset our future income tax obligations. In the second quarter of 2019, we revised the estimate of our tax basis in the U.K. Subsidiaries, resulting in a $0.8 million reduction in the income tax benefit recorded in the first quarter of 2019.

During the six months ended June 30, 2020, we received our final distribution from the Administrators related to the wind-down of the U.K. Subsidiaries.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$269,342	$75,242
Restricted cash (includes restricted cash of consolidated VIEs of $39,248 and $17,427 as of June 30, 2020 and December 31, 2019, respectively)	63,274	34,779
Gross loans receivable (includes loans of consolidated VIEs of $290,828 and $244,492 as of June 30, 2020 and December 31, 2019, respectively)	456,512	665,828
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $47,988 and $24,425 as of June 30, 2020 and December 31, 2019, respectively)	(76,455)	(106,835)
Loans receivable, net	380,057	558,993
Income taxes receivable	18,805	11,426
Prepaid expenses and other	32,860	35,890
Property and equipment, net	64,259	70,811
Right of use asset - operating leases	111,860	117,453
Deferred tax assets	—	5,055
Goodwill	133,977	120,609
Other intangibles, net	35,707	33,927
Other assets	17,018	17,710
Total Assets	$1,127,159	$1,081,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $20,567 and $13,462 as of June 30, 2020 and December 31, 2019, respectively)	$63,960	$60,083
Deferred revenue	4,974	10,170
Lease liability - operating leases	119,767	124,999
Accrued interest (includes accrued interest of consolidated VIEs of $1,030 and $871 as of June 30, 2020 and December 31, 2019, respectively)	20,005	19,847
Liability for losses on CSO lender-owned consumer loans	5,164	10,623
Debt (includes debt and issuance costs of consolidated VIEs of $126,315 and $5,630 as of June 30, 2020 and $115,243 and $3,022 as of December 31, 2019, respectively)	799,828	790,544
Other long-term liabilities	11,461	10,664
Deferred tax liabilities	9,058	4,452
Total Liabilities	$1,034,217	$1,031,382
Stockholders' Equity
Total Stockholders' Equity	$92,942	$50,513
Total Liabilities and Stockholders' Equity	$1,127,159	$1,081,895

Balance Sheet Changes - June 30, 2020 compared to December 31, 2019
Cash - The increase in Cash from December 31, 2019 is primarily due to lower demand for loan products due to impacts from COVID-19 and the run-off of the California Installment loan portfolios stemming from regulatory changes effective January 1, 2020.

Restricted Cash - The increase in Restricted cash from December 31, 2019 was primarily due to restricted cash balances related to Revolve Finance, our demand deposit account, and our new Non-Recourse U.S. SPV Facility.

Gross Loans Receivable Allowance for Loan Losses - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to expected lower customer demand and loan origination volumes as a result of COVID-19 impacts and regulatory changes in California.

Income Taxes Receivable and Deferred tax liabilities - The change in Income taxes receivable and Deferred tax liabilities resulted from the NOL carry-backs, as allowed by the CARES Act, enacted in March 2020, in response to the COVID-19 pandemic. See "Results of Consolidated Operations" above for additional details.

Goodwill - The increase in Goodwill from December 31, 2019 was due to our acquisition of Ad Astra on January 3, 2020, which resulted in $14.8 million of goodwill as of March 31, 2020, offset by foreign currency rate changes.

Liability for losses on CSO lender-owned consumer loans - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Liability for losses on CSO lender-owned consumer loans were due to expected lower customer demand and loan origination volumes as a result of COVID-19.

Debt - The increase in Debt from December 31, 2019 was due to $35.2 million draw on our new Non-Recourse U.S. SPV Facility, partially offset by a net reduction in the Non-Recourse Canada SPV Facility.

Debt Capitalization Summary
(June 30, 2020 balances in thousands)

	Capacity	Interest Rate	Maturity	Counter-parties	Balance as of June 30, 2020
Non-Recourse Canada SPV Facility (1)	C$175.0 million	3-Mo CDOR + 6.75%	September 2, 2023	Waterfall Asset Management	$91,109
Senior Secured Revolving Credit Facility	$50.0 million	1-Mo LIBOR + 5.00%	June 30, 2021	BayCoast Bank; Stride Bank; Hancock-Whitney Bank; Metropolitan Commercial Bank	—
Non-Recourse U.S. SPV Facility (2)	$200.0 million	1-Mo LIBOR + 6.25%(3)	April 8, 2024	Atalaya Capital Management, MetaBank	35,206
Cash Money Revolving Credit Facility (1)	C$10.0 million	Canada Prime Rate +1.95%	On-demand	Royal Bank of Canada	—
8.25% Senior Secured Notes (due 2025)	$690.0 million	8.25%	September 1, 2025		$690,000
(1) Capacity amounts are denominated in Canadian dollars, while outstanding balances as of June 30, 2020 are denominated in U.S. dollars.
(2) The Non-Recourse U.S. SPV Facility was entered into on April 8, 2020. Concurrent with the closing, we drew $35.2 million on the facility.
(3) The Non-Recourse U.S. SPV Facility initially provided for $100.0 million of borrowing capacity and, on July 31, 2020, additional commitments were obtained increasing capacity to $200.0 million. As a result of the increase in commitments, interest now accrues at an annual rate of one-month LIBOR (with a floor of 1.65%) plus 6.25% on balances up to $145.5 million. Balances over that amount accrue interest at an annual rate of one-month LIBOR (with a floor of 1.65%) plus 9.75%.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:
•Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus restructuring and other costs, loss from equity method investment, goodwill and intangible asset impairments, certain legal settlements, certain costs related to the disposition of U.K., transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);
•EBITDA (earnings before interest, income taxes, depreciation and amortization);
•Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);
•Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and
•Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.

In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with US GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under US GAAP. Some of these limitations are:
•they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;
•they do not include changes in, or cash requirements for, working capital needs;
•they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;
•depreciation and amortization are non-cash expense items reported in the statements of cash flows; and
•other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under US GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under US GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include our assumptions about the impact of COVID-19 on our financial results, our belief that we are well positioned to participate in a recovery and grow market share, our expectation that customer application volumes will continue to accelerate during 2020, our belief in the attributes of our online channel in Canada and that it will experience growth, our expectation that Katapult will continue to grow and our belief in the usefulness of the various non-GAAP financial measures used in this release. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including the effects on our and Katapult's business of the COVID-19 pandemic, COVID-19's impact on our and Katapult's ability to continue to service customers, our revenue and overall financial performance and the manner in which we are able to conduct our operations (as well as similar matters related to Katapult), increases in charge-offs in light of the impact of the COVID-19 pandemic, our ability to execute on our business strategy and our ability to accurately predict our future financial results and those of Katapult. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include the impact of COVID-19 on the macro-economic environment and how that may impact our customers and those of Katapult, our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; errors in our internal forecasts; our level of indebtedness; our ability to integrate acquired businesses; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Tuesday, August 4, 2020. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until August 11, 2020, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10146508.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020.
Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)